EXHIBIT 99.1

Indiana Community Bancorp Announces Third Quarter Results

COLUMBUS, Ind., Oct. 25, 2011 (GLOBE NEWSWIRE) -- Indiana Community Bancorp (the "Company") (Nasdaq:INCB), the holding company of Indiana Bank and Trust Company of Columbus, Indiana (the "Bank"), today announced a net loss for the third quarter of $5.8 million or $(1.80) diluted loss per common share compared to net income of $2.0 million or $0.51 diluted earnings per common share for the same period last year. Year to date net loss was $3.6 million or $(1.33) diluted loss per common share compared to net income of $4.1 million or $0.96 diluted earnings per common share a year earlier. The net loss for the third quarter was due to a $14.1 million provision for loan losses which resulted from net charge offs during the third quarter which totaled $13.3 million. Total portfolio loans decreased $25.8 million for the quarter and $39.6 million year to date while total retail deposits decreased $9.4 million for the quarter and $7.0 million year to date. Additionally, during the third quarter, the Company completed a balance sheet restructuring by prepaying the remaining $55 million of Federal Home Loan Bank Advances and recognizing a prepayment expense of $1.4 million. The funding for the prepayment came from the sale of securities resulting in a gain on sale of securities for the quarter of $2.2 million. Chairman and CEO John Keach, Jr. stated, "The loss which resulted from the large charge offs was disappointing. Certain segments of the commercial loan portfolio have suffered substantially due to the lengthy economic downturn." Executive Vice President and CFO Mark Gorski added, "Market conditions have produced some clarity in the value of assets underlying certain problem loans. Management has aligned valuations with its strategy to divest of problem loans in the near term."

Balance Sheet

Total assets were $964.7 million as of September 30, 2011, a decrease of $78.6 million from December 31, 2010. During the third quarter, the Bank prepaid the remaining Federal Home Loan Bank advances which totaled $55 million including the prepayment penalty. The majority of the funding for the prepayment of advances came from the sale of securities. As a result, total securities decreased $54.2 million for the quarter and $40.8 million year to date. Total loans decreased $25.8 million for the quarter and $39.6 million year to date. Commercial and commercial mortgage loans decreased $25.1 million for the quarter and $33.8 million year to date. Commercial lending activity has been slow during 2011 driven primarily by limited new business expansion combined with intense competition for high quality C&I relationships.

Additionally, commercial loans decreased more rapidly during the third quarter as management began execution of the problem asset divestiture strategy. Residential mortgage loans and consumer loans were basically unchanged for the quarter and decreased $5.8 million year to date. Demand for home equity and second mortgage loans remains soft within the Bank's market footprint.

Total retail deposits decreased $9.4 million for the quarter and $7.0 million year to date. The decrease in retail deposits for the quarter was primarily due to a decrease in certificates of deposit of $17.1 million for the quarter. Certificates of deposits have decreased $35.9 million year to date. The continued low interest rate environment has resulted in rates on certificates of deposit that are not attractive to consumers. Additionally, the Bank has implemented a strategy geared toward expanding relationships with customers that only maintain certificates of deposit at the Bank or allowing those customers to pursue higher interest rates elsewhere. The decrease in certificates of deposit for the year has been partially offset by an increase in demand and interest bearing transaction accounts which have increased $28.8 million for the year. The Bank continues to focus marketing and sales activities on transaction accounts aimed at attracting new customers and expanding relationships with existing customers. As a result, commercial and retail transaction deposits have increased $47.7 million for the year partially offset by a decrease in public entity transaction deposits of $18.8 million for the year.

Asset Quality

Provision for loan losses totaled $14.1 million for the quarter and $18.3 million year to date. Net charge offs were $13.3 million for the quarter and $18.2 million year to date. The charge offs for the third quarter related primarily to nine commercial customers with total balances prior to the charge offs of approximately $32.7 million and which accounted for $11.9 million of the charge offs in the third quarter. Among those nine relationships, the Company experienced deterioration related to three large investment real estate customers during the third quarter. These three customers accounted for $18.5 million of the loan balances and $8.1 million of the charge offs for the quarter. The Company recorded an additional charge off related to one investment real estate customer totaling $1.3 million on balances of $5.6 million based on recently negotiated sales. In addition, the Company charged off previously recognized specific reserves totaling $2.5 million related to five commercial customers with balances totaling $8.6 million. Substantially all charge offs for the quarter related to loans in the Indianapolis area. The allowance for loan losses increased $737,000 for the third quarter to $14.8 million at September 30, 2011. The ratio of the allowance for loan losses to total loans was 2.08% at September 30, 2011 compared to 1.95% at December 31, 2010. The Company's nonperforming assets increased $6.0 million for the third quarter and $12.9 million year to date to $47.4 million at September 30, 2011. During the third quarter, the Company had eight commercial customers with balances totaling $27.2 million migrate to nonperforming status which accounted for the majority of the increase in nonperforming assets. This increase in nonperforming assets was partially offset by the transfer of $4.5 million from troubled debt restructuring to performing status along with the charge offs noted above. The ratio of nonperforming assets to total assets was 4.91% at September 30, 2011 compared to 3.98% at June 30, 2011. The Company has aggressively pursued opportunities to execute its divestiture strategy and has been successful in negotiating several letters of intent and purchase agreements with expected closing dates in the fourth quarter of 2011 or the first quarter of 2012. Although there can be no guarantee that any of the transactions negotiated by management will close as agreed, management currently has agreements that would result in pay downs on nonperforming assets totaling $8.9 million. Management is also currently negotiating an A/B note structure for three commercial customers.

Completion of these revised structures would result in a decrease in nonperforming assets of $4.2 million as the A notes would be moved to performing status. In addition, based on current payment and financial performance, management expects a loan for $2.6 million to be moved from troubled debt restructuring to performing status. These activities, if completed, would reduce nonperforming assets by $15.7 million or approximately 33% from September 30, 2011 levels.

Net Interest Income

Net interest income decreased $204,000 or 2.4% for the quarter and increased $1.6 million or 6.8% year to date. Net interest margin was 3.52% for the quarter and 3.55% year to date. While net interest margin increased 3 basis points from the second quarter of 2011, management anticipates that net interest margin will improve approximately 15 basis points in the fourth quarter when compared to the third quarter as a result of the balance sheet restructuring which occurred during the third quarter, although there can be no guarantee as to that level of improvement. Despite the improvement in net interest margin for the quarter, net interest income decreased due to the decrease in interest earning assets.

Non Interest Income

Excluding net gains on sale of securities and other than temporary impairment losses from each period, non interest income increased $84,000 for the quarter and decreased $204,000 year to date. Service fees on deposits decreased $45,000 or 2.8% for the quarter and $316,000 or 6.6% year to date due primarily to a decrease in overdraft fees. While not a core activity, the Bank continued to take advantage of interest rate volatility in the securities market to reposition a portion of the securities portfolio and to provide funds to prepay Federal Home Loan Bank advances. Gain on sale of securities net of other than temporary impairment losses totaled $2.1 million for the quarter and $2.3 million year to date. Gain on sale of loans decreased $58,000 for the quarter and $98,000 year to date. Miscellaneous income included a net loss on the writedown of other real estate of $532,000 year to date due primarily to the write down of a large other real estate owned property based on negotiations related to the sale of the property.

Non Interest Expenses

Excluding the Federal Home Loan Bank advances prepayment expense in the third quarter of $1.4 million, non interest expenses increased $300,000 or 4.2% for the quarter and $1.2 million or 5.7% year to date. Compensation and employee benefits expense increased $350,000 or 9.4% for the quarter and $1.2 million or 11.0% year to date. During the second quarter of 2010, the Company restructured certain senior management incentive plans which resulted in a reversal of $327,000 of previously accrued expense. The remaining increase was due primarily to costs associated with additional personnel added to the commercial and investment advisory departments during 2010, increased medical benefit and pension costs and increased costs related to restricted stock grants to key management personnel. FDIC insurance expense decreased $183,000 for the quarter and $342,000 year to date due to a change in the method used to calculate the Company's quarterly contribution. Marketing expense increased $135,000 for the quarter and $232,000 year to date as the Company has increased the marketing budget to support growth opportunities for core deposits within its market footprint.

Indiana Community Bancorp is a bank holding company registered with the Board of Governors of the Federal Reserve System. Indiana Bank and Trust Company, its principal subsidiary, is an FDIC insured state chartered commercial bank. Indiana Bank and Trust Company was founded in 1908 and offers a wide range of consumer and commercial financial services through 20 branch offices in central and southeastern Indiana.

Forward-Looking Statement

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. Indiana Community Bancorp undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. The Company's ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Company's most recent annual report on Form 10-K, which disclosures are incorporated by reference herein.

INDIANA COMMUNITY BANCORP
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)	September 30,	December 31,
	2011	2010

Assets:
Cash and due from banks	$12,283	$12,927
Interest bearing demand deposits	110	136
Cash and cash equivalents	12,393	13,063
Securities available for sale at fair value (amortized cost $183,060 and $227,331)	185,636	226,465
Loans held for sale (fair value $6,010 and $7,827)	5,850	7,666
Portfolio loans:
Commercial and commercial mortgage loans	516,884	550,686
Residential mortgage loans	92,487	92,796
Second and home equity loans	88,448	92,557
Other consumer loans	10,223	11,614
Total portfolio loans	708,042	747,653
Unearned income	(238)	(252)
Allowance for loan losses	(14,760)	(14,606)
Portfolio loans, net	693,044	732,795

Premises and equipment	16,769	16,228
Accrued interest receivable	3,297	3,785
Other assets	47,688	43,316
TOTAL ASSETS	$ 964,677	$1,043,318

Liabilities and Shareholders' Equity:
Liabilities:
Deposits:
Demand	$ 107,731	$ 86,425
Interest checking	166,889	177,613
Savings	52,269	45,764
Money market	236,134	224,382
Certificates of deposits	277,971	313,854
Retail deposits	840,994	848,038
Public fund certificates	215	5,305
Wholesale deposits	215	5,305
Total deposits	841,209	853,343

FHLB advances	--	53,284
Short term borrowings	7,020	12,088
Junior subordinated debt	15,464	15,464
Other liabilities	14,294	20,490
Total liabilities	877,987	954,669

Commitments and Contingencies

Shareholders' equity:
No par preferred stock; Authorized: 2,000,000 shares
Issued and outstanding: 21,500 and 21,500; Liquidation preference $1,000 per share	21,237	21,156
No par common stock; Authorized: 15,000,000 shares
Issued and outstanding: 3,422,379 and 3,385,079	21,602	21,230
Retained earnings, restricted	42,620	47,192
Accumulated other comprehensive income/(loss), net	1,231	(929)

Total shareholders' equity	86,690	88,649

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 964,677	$1,043,318

INDIANA COMMUNITY BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share data)
(unaudited)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Interest Income:
Securities and interest bearing deposits	1,150	1,451	3,959	3,990
Commercial and commercial mortgage loans	6,944	7,724	21,833	22,512
Residential mortgage loans	1,013	1,134	3,111	3,505
Second and home equity loans	1,024	1,142	3,146	3,450
Other consumer loans	203	263	630	837
Total interest income	10,334	11,714	32,679	34,294

Interest Expense:
Checking and savings accounts	313	480	1,146	1,455
Money market accounts	324	388	1,039	1,329
Certificates of deposit	1,292	2,103	4,326	6,820
Total interest on retail deposits	1,929	2,971	6,511	9,604

Public funds	1	2	12	6
Total interest on wholesale deposits	1	2	12	6
Total interest on deposits	1,930	2,973	6,523	9,610

FHLB advances	171	298	692	823
Other borrowings	4	--	8	--
Junior subordinated debt	75	85	227	235
Total interest expense	2,180	3,356	7,450	10,668

Net interest income	8,154	8,358	25,229	23,626
Provision for loan losses	14,080	1,638	18,327	5,229
Net interest income/(loss) after provision for loan losses	(5,926)	6,720	6,902	18,397

Non Interest Income:
Gain on sale of loans	502	560	1,248	1,346
Gain on securities	2,201	485	2,395	497
Other than temporary impairment losses	(97)	(139)	(104)	(194)
Service fees on deposit accounts	1,593	1,638	4,504	4,820
Loan servicing income, net of impairment	111	126	357	362
Miscellaneous	546	344	1,493	1,278
Total non interest income	4,856	3,014	9,893	8,109

Non Interest Expenses:
Compensation and employee benefits	4,078	3,728	11,970	10,787
Occupancy and equipment	958	958	2,938	2,872
Service bureau expense	506	493	1,490	1,461
FDIC insurance expense	330	513	1,206	1,548
Marketing	307	172	793	561
FHLB advances prepayment fee	1,353	--	1,353	--
Miscellaneous	1,347	1,362	4,048	4,013
Total non interest expenses	8,879	7,226	23,798	21,242

Income/(loss) before income taxes	(9,949)	2,508	(7,003)	5,264
Income tax provision/(credit)	(4,186)	489	(3,421)	1,142
Net Income/(loss)	$ (5,763)	$ 2,019	$ (3,582)	$ 4,122

Basic earnings/(loss) per common share	$ (1.80)	$ 0.51	$ (1.33)	$ 0.96
Diluted earnings/(loss) per common share	$ (1.80)	$ 0.51	$ (1.33)	$ 0.96

Basic weighted average number of common shares	3,364,079	3,358,079	3,364,079	3,358,079
Dilutive weighted average number of common shares	3,364,079	3,358,543	3,364,079	3,358,235
Dividends per common share	$ 0.010	$ 0.010	0.030	0.030

Supplemental Data:	Three Months Ended		Year to Date
(unaudited)	September 30,		September 30,
	2011	2010	2011	2010
Weighted average interest rate earned
on total interest-earning assets	4.46%	4.71%	4.59%	4.79%
Weighted average cost of total
interest-bearing liabilities	0.96%	1.38%	1.07%	1.51%
Interest rate spread during period	3.49%	3.33%	3.52%	3.27%

Net interest margin
(net interest income divided by average
interest-earning assets on annualized basis)	3.52%	3.36%	3.55%	3.30%
Total interest income divided by average
Total assets (on annualized basis)	4.07%	4.36%	4.23%	4.39%
Total interest expense divided by
average total assets (on annualized basis)	0.86%	1.25%	0.96%	1.37%
Net interest income divided by average
total assets (on annualized basis)	3.21%	3.11%	3.27%	3.03%

Return on assets (net income/(loss) divided by
average total assets on annualized basis)	-2.27%	0.75%	-0.46%	0.53%
Return on equity (net income/(loss) divided by
average total equity on annualized basis)	-24.95%	9.03%	-5.28%	6.35%

	September 30,	December 31,
	2011	2010

Book value per share outstanding	$ 19.13	$ 19.94

Nonperforming Assets:
Loans: Non-accrual	$ 33,834	$ 20,278
Past due 90 days or more	87	92
Restructured	5,900	9,684
Total nonperforming loans	39,821	30,054
Real estate owned, net	7,567	4,379
Other repossessed assets, net	0	10
Total Nonperforming Assets	$ 47,388	$ 34,443

Nonperforming assets divided by total assets	4.91%	3.30%
Nonperforming loans divided by total loans	5.62%	4.02%

Balance in Allowance for Loan Losses	$ 14,760	$ 14,606
Allowance for loan losses to total loans	2.08%	1.95%
CONTACT: John K. Keach, Jr.
         Chairman
         Chief Executive Officer
         (812) 373-7816

         Mark T. Gorski
         Executive Vice President
         Chief Financial Officer
         (812) 373-7379